SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) October 25, 2005

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)

Registrant's telephone number, including area code: (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02     Results of Operations and Financial Condition

                  On October 25, 2005, the Registrant announced its consolidated financial results for the quarter ended September 30, 2005. A copy of the Registrant's earnings news release is furnished on Form 8-K. The information contained in Item 2.02 of this report on Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor incorporated by reference in any registration statement filed by the Registrant under the Securities Act of 1933, as amended.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Vice President and Controller

October 26, 2005

October 25, 2005	Contact:	Michelle S. Reardon
WILMINGTON, Del.		302-774-7447
michelle.s.reardon@usa.dupont.com

DUPONT REPORTS THIRD QUARTER 2005 EARNINGS

Highlights

  As previously announced, the third quarter included significant items totaling $.42 per share for taxes associated with repatriation under the American Jobs Creation Act, and charges for hurricane damage. Third quarter 2005 earnings were a loss of $.09 per share.
  Excluding significant items, third quarter earnings were $.33 per share, an increase of 32 percent versus last year.
  Segment sales grew 5 percent to $6.2 billion, reflecting increases in all operating segments, excluding prior year sales from divested businesses.
  Local prices increased 4 percent, more than offsetting higher energy and ingredient costs.
  Continued volume growth in Asia, Latin America and Eastern Europe helped to offset lower volumes in the United States and Western Europe. Total volumes declined 1 percent, in part reflecting the impact of the hurricanes on U.S. demand.
  Business interruptions from Hurricanes Katrina and Rita reduced third quarter sales about $100 million and pretax operating income about $50 million, or approximately $.03 per share. Sale of non-core assets resulted in a gain of $.03 per share.
  Separately, the company announced actions to increase shareholder value, including a $5 billion share repurchase program and initiatives to accelerate its growth and productivity strategies.

                    "We continued our positive momentum with our seventh consecutive quarter of margin expansion," said DuPont Chairman and CEO Charles O. Holliday, Jr. "However, soaring energy and ingredient costs are causing a structural shift that will create challenges for our customers, suppliers, and our own operations. We have initiated a number of actions today to ensure we achieve our sustainable growth goals despite these new challenges."

Actions to Accelerate Growth & Share Repurchase

                 A separate announcement today discusses the company's actions to increase shareholder value, which the company will discuss in greater detail at a presentation for investors on Monday, November 7, 2005, at 9:00 a.m. (EST) in New York. The presentation will be webcast live via www.dupont.com.

Global Consolidated Net Sales and Net Income
                 Consolidated net sales for the third quarter were $5.9 billion, up 2 percent versus the third quarter 2004. Net sales increased 5 percent, excluding $155 million third quarter 2004 sales of the DuPont Dow Elastomers businesses transferred to Dow on June 30, 2005. Net income for the third quarter 2005 was a loss of $82 million, or $.09 per share, largely due to a tax charge of $320 million, or $.32 per share, related to planned repatriation under the American Jobs Creation Act; and $95 million after tax, or $.10 per share, for damaged facilities, inventory write-offs and clean up costs associated with hurricane damage. Third quarter 2004 net income was $331 million, or $.33 per share, including significant items totaling a net after-tax benefit of $78 million, or $.08 per share. See Schedule B for a summary of these items.

Earnings Per Share
                The table below shows the variances in third quarter 2005 earnings per share (EPS) versus third quarter 2004, by major element:

EPS ANALYSIS

3rd Quarter

EPS - 2004	$ .33

3Q'04 Significant items (see Schedule B)	$(.08)

Local prices	.16
Variable costs	(.12)
Volume	(.01)
Fixed costs	(.04)
Currency	.03
Business portfolio changes	.03
Income taxes / all other	.03

3Q'05 Significant items (see Schedule B)	(.42)

EPS - 2005	$(.09)

Business Segment Performance - Segment Sales
                    Third quarter 2005 segment sales, which include transfers and pro rata share of equity affiliate sales, were $6.2 billion. Third quarter 2004 sales of $6.4 billion included $0.5 billion from divested Textiles & Interiors (T&I), elastomers and photomasks businesses. As shown below, sales increased 5 percent versus 2004 excluding these divested businesses. Sales grew from 4 percent higher local selling prices and a 2 percent currency benefit, partly offset by 1 percent lower volume. Lower volume is largely attributable to the impact of Hurricanes Katrina and Rita.

ANALYSIS OF SEGMENT SALES*
	Three Months Ended		Percentage Change Due to:
BY PLATFORM	September 30		U.S. $
(Dollars in billions)	$	% Change	Price	Volume

Agriculture & Nutrition	$1.0	3%	2	1
Coatings & Color Technologies	1.5	5	6	(1)
Electronic & Communication
Technologies	0.9	9	5	4
Performance Materials	1.5	1	10	(9)
Safety & Protection	1.3	7	4	3

Total Core Segments	$6.2	5%	6	(1)
	Three Months Ended		Percentage Change Due to:
BY REGION	September 30		Local	Currency
(Dollars in billions)	$	% Change	Price	Effect	Volume

U.S.	$2.4	4%	5	-	(1)
Europe	1.6	(2)	3	1	(6)
Asia Pacific	1.3	7	4	1	2
Canada & Latin America	0.9	17	1	9	7

Total Core Segments	$6.2	5%	4	2	(1)
*

Percentages shown above are after excluding from third quarter 2004 (a) Performance Materials sales of $155 million for former DuPont Dow Elastomers (DDE) businesses transferred to The Dow Chemical Company on June 30, 2005, and (b) Electronic & Communication Technologies sales of $15 million for the divested Photomasks business.

Business Segment Performance - PTOI
                    Segment pretax operating income (PTOI) for third quarter 2005 was $545 million compared to $438 million in the third quarter 2004. Segment PTOI and percentage changes versus third quarter 2004 are shown in the table below. The third quarter 2005 segment performance reflects a $146 million hurricane charge. In addition, the current quarter includes gains of $31 million from the divestiture of non-core assets and $20 million from the sale of a T&I affiliate. The third quarter 2004 segment results included charges of $165 million from significant items (See Schedule B). Excluding significant items, segment PTOI increased 15 percent versus prior year. Excluding the divested T&I, elastomers and photomasks businesses, segment PTOI increased 11 percent, and, as a percentage of sales, increased 1 percentage point. The third quarter 2005 benefit from gains on asset sales offset the impact of hurricane-related business interruptions.
	Three Months Ended September 30
PRETAX OPERATING INCOME*			Change
(Dollars in millions)	2005	2004	vs. 2004

Agriculture & Nutrition	$(134)	$(183)	$ 49MM
Coatings & Color Technologies	42	179	(77)%
Electronic & Communication Technologies	129	34	279%
Performance Materials	68	160	(57)%
Pharmaceuticals	197	173	14%
Safety & Protection	256	216	19%
Other (including divested T&I businesses)	(13)	(141)	$128MM

Total	$ 545	$ 438	24%
*	See Schedule B for detail of significant items for the current and prior-year quarters.

Agriculture & Nutrition

  PTOI increased $49 million with a current quarter seasonal loss of $134 million versus a $183 million loss in the prior year. The improvement reflects higher prices, higher crop protection volumes and productivity gains.
  Third quarter sales were $1.0 billion, up 3 percent on higher prices, higher sales in Latin America, and some early seasonal herbicide sales in North America that occurred in the fourth quarter last year.
  57 new products were introduced during the quarter, including new corn hybrids and soybean varieties for the southern hemisphere growing season.

Coatings & Color Technologies

  PTOI was $42 million, including a $113 million charge for hurricane damage, versus $179 million in the prior year. Excluding that charge, PTOI declined 13 percent, primarily due to higher raw material costs and business interruption in the titanium dioxide business caused by the hurricane.
  Third quarter segment sales were $1.5 billion, up 5 percent on 6 percent higher USD prices and 1 percent lower volume.
  Higher selling prices largely reflect price improvements in titanium dioxide and refinish products.
  109 new products were launched during the quarter, including a complete new line of aviation primers, topcoats, and sealers.

Electronic & Communication Technologies

  PTOI was $129 million versus $34 million in the prior year. Excluding a $63 million significant item charge in the prior year, PTOI increased 33 percent.
  Third quarter sales were $0.9 billion, up 9 percent excluding third quarter 2004 Photomasks sales. Sales growth reflects 5 percent higher USD prices and 4 percent higher volume.
  Higher sales volumes for electronic materials and fluoroproducts and higher fluorochemical prices drove sales and earnings improvement.
  36 new products were introduced during the quarter, including new conductive pastes for photovoltaic panels.

Performance Materials

  PTOI was $68 million versus $160 million in 2004. Excluding an $11 million hurricane charge, PTOI declined 51 percent, primarily due to lower sales volumes (due in part to hurricanes) and declines in elastomers.
  Excluding elastomers sales related to businesses transferred to Dow, third quarter sales were $1.5 billion, up 1 percent on 10 percent higher USD prices and 9 percent lower volume.
  Price increases offset the impact of significantly higher raw material costs in the quarter. Lower volumes reflect hurricane business interruption in the ethylene copolymers and related intermediates businesses; declines in elastomers; and a business decision to not support sales to certain lower margin accounts.
  61 new products were launched during the quarter including new Crastin® resins with Teflon® lubrication for conveyor parts.

Safety & Protection

  PTOI was $256 million versus $216 million in the prior year. Excluding a $22 million hurricane charge, PTOI improved 29 percent, reflecting strong sales growth and a $31 million gain on the sale of non-core assets.
  Third quarter sales were $1.3 billion, up 7 percent on 4 percent higher USD prices and 3 percent higher volume.
  All businesses, excluding chemicals, recorded solid double digit sales growth. Chemicals sales were down primarily due to hurricane business interruption.
  62 new products were introduced during the quarter, including new reinforced Tychem® protective apparel.

          Additional information on segment performance is available on the DuPont Investor Center at

www.dupont.com.

Outlook
          "We are working hard to overcome the challenges the hurricanes have presented and to achieve a strong finish to the year for our customers and our shareholders," said Holliday. "We have accelerated our pricing initiatives and cost productivity measures to offset the extraordinary increases in energy and ingredient costs. The additional actions the company announced today will help us accelerate value creation for our shareholders."
          In the fourth quarter 2004, the company earned $.37 per share before a $.09 charge for significant items. The company expects several factors to impact fourth quarter 2005 earnings.

  Results of the Coatings & Color Technologies segment will be reduced because its largest titanium dioxide manufacturing plant at DeLisle, Miss., damaged by Hurricane Katrina, will not begin to restart production until late December.
  Similarly, results of the Performance Materials segment will be reduced because its largest ethylene copolymers and intermediates plant at Orange, Tex., was shut down due to Hurricane Rita. Although production began to start this month, recovery to full capacity is not expected until year-end.
  Results for the Agriculture & Nutrition segment for the second half 2005 will be essentially flat with last year and show percentage growth in high-teens for the full year. However, for the fourth quarter, results are expected to be below last year due to the split of seasonal revenues and costs between the third and fourth quarters.
  Finally, the base tax rate in fourth quarter 2005 is expected to be about 26 percent, the same as the 2005 year-to-date rate. While the full-year base tax rate in 2004 was about 25 percent, the rate in the fourth quarter 2004 was only 20 percent.

          Taking these factors into account and recognizing the company's ongoing pricing initiatives to offset rising energy and ingredient costs, the company expects fourth quarter earnings to be in a range of $.20 to $.25 per share. The share repurchase program announced today is not expected to impact fourth quarter 2005 earnings per share.

Use of Non-GAAP Measures
          Management believes that measures income excluding significant items ("non-GAAP" information) are meaningful to investors because they provide insight with respect to ongoing operating results of the company. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in Schedule E.
          DuPont is a science company. Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere. Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and protective apparel.

Forward-Looking Statements: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; seasonality of sales of agricultural products; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier and customer operations.

# # #

10/25/05

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE A
	Three Months Ended		Nine Months Ended
CONSOLIDATED INCOME STATEMENT	September 30,		September 30,
(Dollars in millions, except per share)	2005	2004	2005	2004

NET SALES	$5,870	$5,740	$20,812	$21,340
Other Income(a)	438	287	1,444	624

Total	6,308	6,027	22,256	21,964

Cost of Goods Sold and Other Operating Charges(b)	4,709	4,567	14,980	15,779
Selling, General and Administrative Expenses	751	681	2,424	2,329
Amortization of Intangible Assets	57	58	171	168
Research and Development Expense	324	308	976	978
Interest Expense	140	86	364	252
Employee Separation Costs and Asset Impairment Charges(c)	-	-	-	433
Separation Charges - Textiles & Interiors(d)	(23)	102	(62)	630

Total	5,958	5,802	18,853	20,569

INCOME BEFORE INCOME TAXES AND MINORITY
INTERESTS	350	225	3,403	1,395
Provision for (Benefit from) Income Taxes(e)	435	(117)	1,461	(114)
Minority Interests in Earnings of Consolidated Subsidiaries	(3)	11	42	7

NET INCOME / (LOSS)	$ (82)	$ 331	$ 1,900	$ 1,502

BASIC EARNINGS (LOSS) PER SHARE OF COMMON
STOCK(f)	$ (.09)	$ .33	$ 1.90	$ 1.50

DILUTED EARNINGS (LOSS) PER SHARE OF COMMON
STOCK(f)	$ (.09)	$ .33	$ 1.89	$ 1.49

DIVIDENDS PER SHARE OF COMMON STOCK	$ .37	$ .35	$ 1.09	$ 1.05

NOTES TO CONSOLIDATED INCOME STATEMENT
(a)

Third quarter 2005 includes a gain of $31 from sale of certain North American assets in the Safety & Protection segment. Year-to-date 2005 includes a gain of $23 resulting from the disposition of certain assets of DuPont Dow Elastomers LLC (DDE) to The Dow Chemical Company, a $28 benefit related to interest on certain prior year tax contingencies, and a gain of $48 resulting from the sale of the company's equity interest in DuPont Photomasks, Inc.

Third quarter 2004 includes a $35 benefit related to interest on certain prior year tax contingencies. Year-to-date 2004 includes a charge of $150 in the Performance Materials segment to provide for the company's share of anticipated losses associated with antitrust litigation matters.

(b)

During the third quarter 2005, the company recorded charges of approximately $146 for damaged facilities, inventory write-offs and clean-up costs related to the Hurricanes Katrina and Rita. Pretax hurricane charges by segment were $113 Coatings & Color Technologies, $11 Performance Materials and $22 Safety & Protection. Year-to-date 2005 includes a charge of $34 related to the shutdown of an Elastomers manufacturing facility in the United States.

Third quarter 2004 includes a charge of $63 in the Electronic & Communication Technologies segment associated with the proposed settlement of the PFOA class action litigation in West Virginia. Year-to-date 2004 also includes a charge of $45 to establish the PFOA class action litigation reserve, as well as a charge of $36 in the Coatings & Color Technologies segment to provide for the settlement of litigation in Refinish.

(c)

Year-to-date 2004 includes severance charges of $312 related to 2,700 employees in the following segments: Agriculture & Nutrition - $36; Coatings & Color Technologies - $64; Electronic & Communication Technologies - $42; Performance Materials - $45; Safety & Protection - $29; and Other - $96. Year-to-date 2004 also includes charges of $42 related to the impairment of certain European manufacturing assets in the Safety & Protection segment; $23 related to the shutdown of manufacturing assets at a U.S. facility in the Performance Materials segment; $29 to write off abandoned technology in the Other segment; and $27 to reflect a decline in the value of an investment security in the Electronic & Communication Technologies segment.

(d)

During the third quarter 2005, the company recorded a $23 benefit, primarily reflecting a gain on the sale of an equity affiliate associated with the ongoing separation of Textiles & Interiors. Year-to-date 2005 includes a net gain of $39 relating to the disposition of three equity affiliates, partly offset by other separation costs.

Third quarter 2004 includes charges of $61 related to the separation of INVISTA and $41 related to the write-down of an equity affiliate to fair market value. Year-to-date 2004 includes an additional charge of $528, consisting of $183 due primarily to an increase in the book value of net assets sold and additional separation costs, and $345 related to an agreed upon reduction in sales price, and other changes in estimates associated with the sale.

FOOTNOTES TO CONSOLIDATED INCOME STATEMENT - (CONT'D)
(e)

Third quarter 2005 includes charges of $320 for income taxes associated with the repatriation of approximately $9.4 billion under the American Jobs Creation Act (AJCA). Year-to-date 2005 includes a net tax benefit of $24 related to certain prior year tax contingencies previously reserved.

Third quarter 2004 includes tax benefits of $165 primarily related to agreement on certain prior year audit issues previously reserved. Year-to-date 2004 also reflects a $137 benefit associated with recording an increase in deferred tax assets in two European subsidiaries for their tax basis investment losses recognized on local tax returns, and additional INVISTA-related tax benefits of $322.

(f)	Earnings per share are calculated on the basis of the following average number of common shares outstanding:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	Basic	Diluted	Basic	Diluted

2005	995,464,491	995,464,491	995,928,331	1,002,579,254
2004	997,128,284	1,001,238,379	998,970,044	1,003,464,374

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE B

SIGNIFICANT ITEMS
(Dollars in millions, except per share)
	Pretax		After-Tax		($ Per Share)
	2005	2004	2005	2004	2005	2004

1st Quarter - Total	$ -	$(531)	$ -	$(296)	$ -	$(.30)

2nd Quarter - Total	$ 118	$(661)	$ 111	$(302)	$ .11	$(.30)

3rd Quarter:
Hurricane Charges(1)	$(146)	$ -	$ (95)	$ -	$(.10)	$ -

American Jobs Creation Act	-	-	(320)	-	(.32)	-

Corporate Tax-Related Items	-	35	-	200	-	.20

Textiles & Interiors Separation(2)	-	(102)	-	(81)	-	(.08)

Electronic & Communication
Technologies - Litigation	-	(63)	-	(41)	-	(.04)

3rd Quarter Total	$(146)	$(130)	$(415)	$ 78	$(.42)	$ .08

(1)

Pretax hurricane charges by segment were $113 Coatings & Color Technologies, $11 Performance Materials and $22 Safety & Protection. These amounts do not include the estimated impact of hurricane-related business interruptions.

(2)	Third quarter 2005 Textile & Interiors Separation activities are not considered significant.

SIGNIFICANT ITEMS BY SEGMENT
(Dollars in millions on pretax basis)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Agriculture & Nutrition	$ -	$ -	$ -	$ (36)
Coatings & Color Technologies	(113)	-	(113)	(100)
Electronic & Communication Technologies	-	(63)	48	(177)
Performance Materials	(11)	-	(8)	(218)
Safety & Protection	(22)	-	(22)	(71)
Textiles & Interiors	-	(102)	-	(630)
Other	-	-	39	(125)

Total (excluding Corporate)	$(146)	$(165)	$ (56)	$(1,357)

Note:	See Notes to Consolidated Income Statement for additional details.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE C
	Three Months Ended		Nine Months Ended
CONSOLIDATED SEGMENT INFORMATION(1)	September 30,		September 30,
(Dollars in millions)	2005	2004	2005	2004

SEGMENT SALES(2)
Agriculture & Nutrition	$ 997	$ 969	$ 5,455	$ 5,246
Coatings & Color Technologies	1,545	1,476	4,721	4,453
Electronic & Communication Technologies	875	815	2,662	2,476
Performance Materials	1,539	1,672	5,160	4,894
Safety & Protection	1,268	1,185	3,938	3,443
Textiles & Interiors	N/A	286	N/A	2,995
Other	14	12	39	37

Total Segment Sales	6,238	6,415	21,975	23,544

Elimination of Transfers	(68)	(75)	(228)	(483)
Elimination of Equity Affiliate Sales	(300)	(600)	(935)	(1,721)

CONSOLIDATED NET SALES	$5,870	$5,740	$20,812	$21,340

PRETAX OPERATING INCOME (LOSS) (PTOI)(3)
Agriculture & Nutrition(c)	$ (134)	$ (183)	$ 1,134	$ 894
Coatings & Color Technologies(b,c)	42	179	402	482
Electronic & Communication Technologies(a,b,c)	129	34	445	99
Performance Materials(a,b,c)	68	160	469	269
Pharmaceuticals	197	173	548	495
Safety & Protection(a,b,c)	256	216	770	610
Textiles & Interiors(d)	N/A	(116)	N/A	(479)
Other(c,d)	(13)	(25)	(27)	(231)

Total Segment PTOI	545	438	3,741	2,139

Exchange Gains and Losses(4)	71	(22)	365	(111)
Corporate Expenses & Interest(a)	(266)	(191)	(703)	(633)

INCOME BEFORE INCOME TAXES AND
MINORITY INTERESTS	$ 350	$ 225	$ 3,403	$ 1,395

(1)

Certain reclassifications of segment data have been made to reflect changes in organizational structure. Beginning in 2005, Textiles & Interiors is no longer an operating segment of the company. The remaining assets and charges related to separation activities are reported under Other.

(2)	Includes transfers and pro rata share of equity affiliate sales.
(3)	See respective Notes to Consolidated Income Statement for additional information on significant items.
(4)	Net after-tax exchange gains for third quarter 2005 and 2004 were $19 and $5, respectively. Gains and losses resulting from the company's hedging program are largely offset by associated tax effects.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE D

SELECTED INCOME STATEMENT DATA
(Dollars in millions, except per share)
	Three Months Ended			Nine Months Ended
	September 30			September 30
	2005	2004	% Chg.	2005	2004	% Chg.

Consolidated Net Sales	$5,870	$5,740	2%	$20,812	$21,340	(2)%
Segment Sales	6,238	6,415	(3)	21,975	23,544	(7)
Segment PTOI	545	438	24	3,741	2,139	75
EBIT*	451	270	67	3,615	1,582	129
EBITDA*	780	608	28	4,601	2,556	80
Income Before Income Taxes
and Minority Interests	350	225	56	3,403	1,395	144
EPS - Diluted	(0.09)	0.33	N/M	1.89	1.49	27
*	See Reconciliation of Non-GAAP measures (Schedule E).

SCHEDULE E

RECONCILIATION OF NON-GAAP MEASURES
(Dollars in millions)
Reconciliation of EBIT / EBITDA to Consolidated Income Statement

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Income Before Income Taxes and Minority
Interests	$350	$225	$3,403	$1,395

Less: Minority Interest in Earnings of
Consolidated Subsidiaries(1)	2	(15)	(41)	(12)
Add: Net Interest Expense(2)	99	60	253	199

EBIT	451	270	3,615	1,582

Add: Depreciation and Amortization(3)	329	338	986	974

EBITDA	$780	$608	$4,601	$2,556

(1)	Excludes income taxes.
(2)	Includes interest expense plus amortization of capitalized interest less interest income.
(3)	Excludes amortization of capitalized interest.

SCHEDULE E -- (Continued)

Reconciliation of Segment PTOI
	Three Months Ended
	September 30,
	2005	2004	% Change

Segment PTOI before Significant Items	$ 691	$ 603	15%
Significant Items included in September PTOI (per
Schedule B)	(146)	(165)

Segment PTOI	$ 545	$ 438	24%

Reconciliation of Earnings Per Share (EPS)
	Three Months Ended
	September 30,
	2005	2004	% Change

Earnings Per Share before Significant Items	$ .33	$.25	32%

Significant Items included in EPS	$(.42)	$.08

EPS	(.09)	.33	N/M

Reconciliation of Segment PTOI as Percent of Segment Sales
	2005	2004	% Change

Segment PTOI before Significant Items	$ 691	$ 603	15%
Pretax operating losses on divested DTI, Photomasks
and Elastomers businesses	-	18	11%
Segment PTOI adjusted for portfolio changes	$ 691	$ 621

Segment Sales	$6,238	$6,415	(3)%
Sales on divested DTI, Photomasks and Elastomers
businesses	-	(456)
Segment Sales adjusted for portfolio changes	$6,238	$5,959	5%

PTOI as Percent of Segment Sales	11.08%	10.42%

NOTE:

The results presented above include gains on sales of assets of $51 and $21 for third quarter 2005 and 2004, respectively. Management estimates that third quarter 2005 segment PTOI was negatively impacted by about $50 million due to hurricane-related business interruptions.

SCHEDULE E -- (Continued)
Reconciliation of Base Income Tax Rate to Effective Income Tax Rate

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Income Before Income Taxes and
Minority Interests	$ 350	$ 225	$3,403	$1,395

Remove: Significant Items - Charge/(Benefit)	146	130	28	1,322
Net Exchange (Gains)/Losses	(71)	22	(365)	111

Income Before Income Taxes,
Significant Items, Exchange Gains/
Losses and Minority Interests	$ 425	$ 377	$3,066	$2,828

Provision for (Benefit from) Income Taxes	$ 435	$(117)	$1,461	$ (114)

Remove: (Expense)/Benefit
Tax on Significant Items	(269)	208	(276)	802
Tax on Exchange Gains/Losses	(52)	27	(396)	45

Provision for Income Taxes, Excluding Taxes
on Significant Items and Exchange
Gains/Losses	$ 114	$ 118	$ 789	$ 733

Effective Income Tax Rate	124.3%	(52.2)%	42.9%	(8.2)%

Base Income Tax Rate	26.7%	31.2%	25.7%	25.9%